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                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Extreme Networks, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated July 18, 2000, except for note 9, as to which the date is August 24, 2000, with respect to the consolidated financial statements and schedule of Extreme Networks, Inc. included in its Annual Report on Form 10-K for the year ended July 2, 2000, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

Palo Alto, California
April 5, 2001